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                        CINCINNATI FINANCIAL CORPORATION
                              TOP HAT SAVINGS PLAN

                                    PREAMBLE
                                    --------

                  Cincinnati Financial Corporation and each Employer hereby adopts the Plan effective as of January 1, 1996. This Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees who are rendering service to an Employer.

                             ARTICLE I - DEFINITIONS
                             -----------------------

1.1 "BENEFICIARY" shall mean the person or persons entitled to receive the distributions, if any, payable under the Plan upon or after a Participant's death, to such person or persons as such Participant's Beneficiary. Each Participant may designate a Beneficiary by filing the proper form with the Committee. A Participant may designate one or more contingent Beneficiaries to receive any distributions after the death of a prior Beneficiary. A designation shall be effective upon said filing, provided that it is so filed during such Participant's lifetime, and may be changed from time to time by the Participant.

1.2 "COMMITTEE" shall mean the Plan Administration Committee of Cincinnati Financial Corporation which is responsible for the administration of this Plan in accordance with the provisions of the Plan as set forth in this document.

1.3 "COMPENSATION" shall mean the total amount of earnings (excluding bonuses) paid by an Employer to an Executive or which would otherwise be paid but for a deferral election hereunder or a salary reduction election under any Section 401(k) or 125 plan.

1.4 "DEFERRED COMPENSATION ACCOUNT" shall mean the account to be established by an Employer as a book reserve to reflect the amounts deferred by a Participant under Paragraph 2.1, as adjusted by earnings under Article V and as reduced by distributions or transfers under Articles III, VI and VII.

1.5       "EFFECTIVE DATE" shall mean January 1, 1996.


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1.6       "EMPLOYER" shall mean Cincinnati Financial Corporation, any subsidiary of Cincinnati Financial Corporation which has adopted the Plan with the consent of Cincinnati Financial Corporation, or any successor or assignee of any of them.

1.7 "EXECUTIVE" shall mean any employee designated by the Committee as a member of the group of management or highly compensated employees eligible for participation in this Plan.

1.8 "PARTICIPANT" shall mean any Executive who has a right to a benefit under the Plan and a person who was such at the time of his death or termination of service and who retains, or whose Beneficiary retains, a benefit under the Plan which has not been distributed.

1.9 "PLAN" shall mean the Cincinnati Financial Corporation Top Hat Savings Plan as described in this instrument, effective January 1, 1996, and, as may be amended thereafter.

1.10 "PLAN YEAR" shall mean the 12-consecutive month period beginning on January 1.

1.11 "TAX-QUALIFIED SAVINGS PLAN" shall mean the Cincinnati Financial Corporation Tax-Qualified Savings Plan as currently effective, and as may be amended in the future.


                  ARTICLE II - ELECTION TO PARTICIPATE IN PLAN

2.1 (a) Subject to Paragraph 2.2, each Executive may elect to have up to 25% of his Compensation (in whole percentages) for a Plan Year deferred and credited with earnings in accordance with the terms and conditions of the Plan.

          (b) Subject to Paragraph 2.2, each Executive may elect to have up to 100% of any bonuses (in whole percentages) earned for a Plan Year deferred and credited with earnings in accordance with the terms and conditions of the Plan.

2.2       In no event shall an Executive elect to defer amounts under Paragraph
          2.1 that would result in more than $30,000 being credited to his Deferred Compensation Account under this Article II for any Plan Year.

2.3 An Executive desiring to exercise an election under Paragraph 2.1 shall notify the Committee of his deferral election. Such notice must be in writing, on a form provided by the Committee, and delivered to the Committee by such date as the Committee shall specify, but in all events before the first day of the Plan Year to which such election is to apply.

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2.4       A deferral election shall be effective with respect to the entire Plan
          Year to which it relates and may not be modified or terminated for that Plan Year.

2.5 Subject to Paragraph 2.2, the Compensation otherwise payable to the Executive during the Plan Year shall be reduced by the amount of the Executive's election under this Article II. Subject to Paragraph 2.2, the bonuses earned for services during the Plan Year shall be reduced by the amount of the Executive's election under this Article II. Such amounts shall be credited to the Executive's Deferred Compensation Account.

       ARTICLE III - TRANSFER OF DEFERRALS TO TAX-QUALIFIED SAVINGS PLAN
       -----------------------------------------------------------------

3.1 Each Plan Year, the plan administrator of the Tax-Qualified Savings Plan will make a determination as to the amount of deferrals allowable under that plan. Such determination shall be made as soon as practicable but in no event later than January 31 of the following calendar year.

3.2 Each Executive who has a deferral election in effect under this Plan may elect to have his maximum allowable amount, as determined under Paragraph 3.1, (not exceeding his deferrals under this Plan for the year) either paid to him in cash or transferred to the Tax-Qualified Savings Plan as an elective contribution. In no event will amounts constituting earnings be paid to the Participant under this Paragraph
          3.2 or be transferred to the Tax-Qualified Savings Plan. If such Executive elects to have his maximum allowable amount paid in cash, such payment shall be made no later than March 15 of the year following the calendar year to which the deferrals relate.

3.3 At the time an Executive makes his deferral election under Article II for a Plan Year, he also shall make the election referred to in Paragraph 3.2.


                       ARTICLE IV - PARTICIPANT'S INTEREST
                       -----------------------------------

          No Executive or his designated Beneficiary shall acquire any property interest in his Deferred Compensation Account or any other assets of the Employer, their rights being limited to receiving from the Employer a deferred payment as set forth in this Plan and these rights are conditioned upon continued compliance with the terms and conditions of this Plan. To the extent that any Participant or Beneficiary acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

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                        ARTICLE V - CREDITING OF EARNINGS
                        ---------------------------------

5.1 There shall be credited to the Deferred Compensation Account of each Participant an additional amount of earnings (or losses) determined under this Article V.

5.2 Each Executive shall elect (in whole percentages) to have earnings (or losses) credited to his Deferred Compensation Account under one (or a combination) of the following investment elections:

          a) Cincinnati Financial Corporation stock election;

          b) Fountain Square Balanced Fund election;

          c) Fountain Square U.S. Government Securities Fund Election;

          d) Fountain Square Qualified Growth Fund election;

          e) Fountain Square Mid Cap Fund election;

          f) Fountain Square International Equity Fund election;

          g) Fountain Square Quality Bond Fund election.

          Such an election must be in writing, on a form provided by the Committee, and delivered to the Committee prior to the beginning of a Plan Year quarter by such date as the Committee shall determine.

          An investment election shall be effective for the entire Plan Year quarter to which it relates and may not be modified or terminated for that Plan Year quarter. In the event that an investment election form is not received by the Committee by the date specified for elections for a particular Plan Year quarter for a Participant, the last investment election received by the Committee from the Participant shall remain in effect for that Plan Year quarter.

5.3 The Committee shall determine the rate of return throughout each Plan Year quarter for the investments or investment funds designated under Paragraph 5.2.

5.4 For each Plan Year quarter, the Participant's Deferred Compensation Account shall be increased or decreased as if it had earned the rate of return corresponding to the amount determined by the Committee under Paragraph 5.3. Such increase or decrease shall be based on the varying balances in each of the investment elections comprising the Deferred Compensation Account throughout the Plan Year quarter and shall be credited as the Committee in its sole discretion shall determine.

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                           ARTICLE VI - PLAN BENEFITS
                           --------------------------

6.1 A Participant's rights to his Deferred Compensation Account shall be nonforfeitable at all times.

6.2       (a) At the time an Executive makes his first deferral election under
          Article II of the Plan, he also shall also elect to have the amounts represented by his Deferred Compensation Account paid in one of the following two forms commencing as soon as administratively feasible upon termination of his service with all Employers:

                    (1)       single lump sum payment, or

                    (2) approximately equal monthly installments to last not less than 12 months nor more than 120 months.

          If installment payments are in effect, the Participant's Deferred Compensation Account shall continue to be credited with earnings or losses under Article V until payment of the final installment and the Participant may continue to make such elections thereunder as are available to other Participants.

          (b) A Participant may change the election referred to in (a) above. Payment shall be made in accordance with any such changed election only if the Participant terminates service with all Employers at least two years following the date of the election. Otherwise, the payment shall be made in accordance with the election (if any) in effect immediately prior to the changed election.

          (c) If a Participant has no election concerning the form of benefit payment under this Paragraph 6.2 in effect at the time he terminates service with all Employers, payment shall be made in a single lump sum payment.

          (d) Elections shall be made in writing on a form provided by the Committee and shall be made in accordance with the rules established by the Committee.

          To the extent that a Participant has an election in effect to have earnings (or losses) credited to his Deferred Compensation Account under Paragraph 5.2 based on the Cincinnati Financial Corporation stock election, such Participant shall have the right to receive any benefit payments in the form of whole shares of such Cincinnati Financial Corporation stock. Any fractional shares shall be paid in cash. Any expenses attributable to an election to take shares may be deducted from the Participant's Deferred Compensation Account.

6.4 (a) A Participant may withdraw all or a portion of his Deferred Compensation Account in the event of a hardship. A request for a hardship distribution shall be

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          made in the form of a written application. A hardship distribution shall only be made in the event of an unforeseeable emergency that would result in severe financial hardship to the Participant if hardship distributions were not permitted. Withdrawals of amounts because of an unforeseeable emergency shall only be permitted to the extent reasonably needed to satisfy the emergency need.

          (b) For purposes of this Paragraph 6.4, an unforeseeable emergency is defined as severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. The Committee shall have the sole and absolute authority for determining whether a hardship distribution shall be allowed and, if so, in what amount.

                               ARTICLE VII - DEATH
                               -------------------

          Upon the death of a Participant prior to commencement of payment under
          Article 6, the amounts represented by the Participant's Deferred Compensation Account, increased by any amounts due to be credited but not yet credited under Paragraph 2.5, shall be payable to the Participant's Beneficiary as soon as administratively feasible in a single lump sum distribution. If the Participant has already commenced receiving the amounts represented by the Participant's Deferred Compensation Account in the installment payment form, the installment payments shall continue to be paid to the Participant's Beneficiary.

                  ARTICLE VIII - NON-ASSIGNABLE/NON-ATTACHMENT
                  --------------------------------------------

          Except as required by law, no right of the Executive or designated Beneficiary to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect.

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                            ARTICLE IX - CONSTRUCTION
                            -------------------------

          This Plan shall be construed under the laws of the State of Ohio. Article headings are for convenience only and shall not be considered as part of the terms and provisions of the Plan. The Committee shall have full power and authority to interpret, construe and administer this Plan.

                       ARTICLE X - CONSOLIDATION OR MERGER
                       -----------------------------------

          In the event that an Employer or any entity (resulting from any merger or consolidation or which shall be a purchaser or transferee so referred to) shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of an Employer or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Plan shall be binding upon and shall inure to the benefit of the continuing entity or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the preceding sentence, this Plan shall not be assignable by an Employer or by any entity referred to in such preceding sentence.

                  ARTICLE XI - AMENDMENT OR TERMINATION OF PLAN
                  ---------------------------------------------

          The Plan may be terminated at any time or amended in whole or in part from time to time by Cincinnati Financial Corporation provided that no such termination or amendment may directly or indirectly reduce a Participant's Deferred Compensation Account (other than through a complete distribution thereof to the Participant (or his Beneficiary in the event of his death)); and any such amendment shall be binding on each Employer, Participant and designated Beneficiary.

                           ARTICLE XII - MISCELLANEOUS
                           ---------------------------

12.1 Neither this Agreement, nor any action of Cincinnati Financial Corporation, an Employer or the Committee, nor any election to defer Compensation and/or bonuses hereunder shall be held or construed to confer on any person any legal right to be continued as an employee of Cincinnati Financial Corporation or any Employer.

12.2 Cincinnati Financial Corporation and the Participant's Employer shall have the right to deduct from all payments any taxes required by law to be withheld with respect to any payments made under this Plan.

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IN WITNESS WHEREOF, Cincinnati Financial Corporation and each Employer have caused this Plan to be executed this _____ day of _____________________, 1995.


ATTEST:                                 CINCINNATI FINANCIAL CORPORATION

                                        By:
----------------------------              -------------------------------------

ATTEST:                                 THE CINCINNATI INSURANCE COMPANY

                                        By:
----------------------------              -------------------------------------

ATTEST:                                 THE CINCINNATI LIFE INSURANCE
                                        COMPANY

                                        By:
----------------------------              -------------------------------------

ATTEST:                                 THE CINCINNATI CASUALTY COMPANY

                                        By:
----------------------------              -------------------------------------

ATTEST:                                 THE CINCINNATI INDEMNITY COMPANY

                                        By:
----------------------------              -------------------------------------

ATTEST:                                 CFC INVESTMENT COMPANY

                                        By:
----------------------------              -------------------------------------





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